SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-6(e)(2))

☒	Definitive Information Statement

Enterprise Group of Funds, Inc.
(Name of Registrant as Specified in Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

THE ENTERPRISE GROUP OF FUNDS, INC.

SUPPLEMENT DATED NOVEMBER 15, 2004 TO THE

PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED MAY 3, 2004, AS AMENDED

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

This Supplement updates the above-referenced Prospectus and Statement of Additional Information of The Enterprise Group of Funds, Inc. (“Corporation”). You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Corporation’s most recent Semi-Annual or Annual Report, free of charge, by writing to the Corporation at Atlanta Financial Center, 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326. In addition, the information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. The purpose of this Supplement and Information Statement is to provide you with information about the new investment manager and the new investment sub-adviser for the Enterprise Money Market Fund (“Fund”), a series of the Corporation.

Prior to October 1, 2004, Enterprise Capital Management, Inc. (“Enterprise Capital”) served as the investment manager (“Investment Manager”) of the Fund and provided the day-to-day portfolio management of the Fund. Enterprise Capital, in its capacity as the Investment Manager of the Corporation, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it, or its affiliates, and the Corporation’s Board of Directors to select and replace investment sub-advisers (“Advisers”) for the portfolios of the Corporation and to amend the advisory agreements between Enterprise Capital and the Advisers without obtaining shareholder approval. Enterprise Fund Distributors, Inc. (“EFD”), a subsidiary of Enterprise Capital, currently serves as the principal underwriter for shares of the Corporation. Enterprise Capital and EFD, both located at Atlanta Financial Center, 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326, are indirect wholly-owned subsidiaries of The MONY Group Inc. (“MONY”).

Following the acquisition of MONY by AXA Financial, Inc. (“AXA Financial”) on July 8, 2004, AXA Financial and Enterprise Capital reviewed the operations of the Corporation and determined that it would be in the best interests of the Fund’s shareholders to restructure the Fund’s investment advisory arrangements in light of certain personnel changes at Enterprise Capital and the integration of the various MONY investment management entities into the AXA Financial organization. In this regard, at a meeting held on September 14-15, 2004, the Corporation’s Board of Directors, including the Directors who are not “interested persons” of the Corporation, the Investment Manager, the Advisers or EFD (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Directors”), approved the appointment of AXA Equitable Life Insurance Company (“AXA Equitable”) as the Fund’s Investment Manager and J.P. Morgan Investment Management Inc. (“JPMIM”) as the Fund’s Adviser. To implement the arrangements promptly, the Board approved, among other things, (1) the termination of the then current investment advisory agreement (“Former Management Agreement”) between the Corporation and Enterprise Capital with respect to the Fund, (2) the appointment of AXA Equitable as the Fund’s Investment Manager pursuant to an interim investment management agreement between AXA Equitable and the Corporation with respect to the Fund (the “Interim Management Agreement”), which took effect on October 1, 2004, and which permits AXA Equitable to serve as the Investment Manager of the Fund until the required shareholder approval pursuant to applicable SEC regulations is obtained with respect to a new Investment Management Agreement with AXA Equitable (the “New Management Agreement”) and (3) the appointment of

JPMIM as the Fund’s Adviser pursuant to a new Investment Advisory Agreement between AXA Equitable and JPMIM. Under these arrangements, JPMIM would manage the assets of the Fund subject to AXA Equitable’s supervision. Please note that these changes will not result in any changes to the Fund’s investment objectives, policies, strategies or limitations nor is there any proposed change in the management fee or expense structure of the Fund.

Pursuant to applicable SEC regulations, the Interim Management Agreement has a maximum duration of 150 days, that is, until February 27, 2004. In order for AXA Equitable to continue to serve as the Investment Manager for the Fund after that date, shareholders of the Fund must approve the New Management Agreement with AXA Equitable. It is anticipated that the Fund’s shareholders of record as of the close of business on December 1, 2004 will be sent proxy materials in the near future asking them to approve the New Management Agreement.

Terms of the Former Management Agreement

The date of the Former Management Agreement is September 14, 1987, as amended and restated on September 17, 2002. The Board, including a majority of the Independent Directors, last approved the Former Management Agreement on May 26, 2004. Shareholders of the Fund last approved the Former Management Agreement on May 27, 2004. The Fund’s shareholders were asked to approve the Former Management Agreement on that date in connection with AXA Financial’s acquisition of MONY, which resulted in a change of control of Enterprise Capital and the termination of the Former Management Agreement.

Under the Former Management Agreement, the Fund paid Enterprise Capital an investment advisory fee equal to an annual rate of 0.35% of the Fund’s average daily net assets, computed and paid monthly. For the Fund’s most recent fiscal year ended December 31, 2003, Enterprise Capital received an aggregate advisory fee of $1,554,876 for rendering advisory services to the Fund under the Former Management Agreement. Enterprise Capital and its affiliates did not receive any other compensation from the Fund for the fiscal year ended December 31, 2003. The Former Management Agreement was terminated effective September 30, 2004 for the reasons described above and, effective on that date, AXA Equitable and JPIM assumed management and advisory responsibilities for the Fund.

Terms of the Interim Management Agreement

The terms of the Interim Management Agreement are provisional in nature pursuant to the requirements of Rule 15a-4 under the 1940 Act. The Interim Management Agreement is only effective for a maximum of 150 days from the termination date (September 30, 2004) of the Former Management Agreement. The Interim Management Agreement requires ten (10) days’ written notice for termination by the Fund. Termination by AXA Equitable requires sixty (60) days’ written notice under the Interim Management Agreement.

The terms of the Interim Management Agreement differ somewhat from those of the Former Management Agreement. Below is a summary of the material differences:

•	Under the Interim Management Agreement, AXA Equitable, and not Enterprise Capital, serves as the Investment Manager of the Fund.

•	Unlike the Former Management Agreement, the Interim Management Agreement allows AXA Equitable to delegate responsibility for the day-to-day portfolio management (i.e., managing the investment and reinvestment of the assets of the Fund, subject to the supervision and control of the Board) of the Fund to a third party.

•	Unlike the Former Management Agreement, the Interim Management Agreement does not obligate AXA Equitable to provide administrative services to the Fund.

No change in the Fund’s management fee rate is being proposed. Under the Interim Management Agreement, the Corporation will pay AXA Equitable an investment management fee equal to an annual rate of 0.35% of the Fund’s average daily net assets, computed and paid monthly. The Interim Management Agreement provides that the Corporation will pay AXA Equitable’s management fee on the first day of each month; however, the Corporation will calculate this charge on the daily average value of the assets of the Fund and accrue it on a daily basis. AXA Equitable also serves as the Corporation’s agent for certain fund accounting and compliance services. Under these arrangements, AXA Equitable is paid a fee equal to an annual rate of 0.035% of the average daily net assets of the Corporation, including the assets of the Fund.

Under the Interim Management Agreement, AXA Equitable will not be liable for any error in judgment, mistake of law or for any loss suffered by the Corporation or its shareholders in connection with the matters to which the Agreement relates, except a loss resulting from willful misconduct, bad faith, gross negligence on the part of AXA Equitable in the performance of its duties or from reckless disregard of its obligations and duties under the Interim Management Agreement.

Terms of the Investment Advisory Agreement

The new Investment Advisory Agreement between AXA Equitable and JPMIM provides that it will remain in effect for an initial two-year term and thereafter only so long as the Board of Directors, including a majority of the Independent Directors, specifically approves its continuance at least annually. The new Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Directors, including a majority of the Independent Directors, by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to Equitable and JPMIM, or by Equitable or JPMIM on sixty days’ written notice to the Corporation and the other party. The agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between Equitable and the Corporation is assigned or terminated for any other reason.

The Investment Advisory Agreement generally provides that JPMIM will not be liable for any losses, claims, damages, liabilities or litigation incurred by Equitable or the Corporation as a result of any error of judgment or mistake of law by JPMIM with respect to the Fund, except that nothing in the agreement limits JPMIM’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of JPMIM in the performance of any of its duties or (ii) any untrue statement of a material fact, or any omission thereof, in the Corporation’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund, if such statement or omission was made in reliance upon information furnished by JPMIM to Equitable or the Corporation.

For its services to the Fund, JPMIM receives an advisory fee from AXA Equitable as follows: 0.045% of the Fund’s average daily net assets up to and including $1 billion and 0.0425% of the Fund’s average daily net assets in excess of $1 billion. AXA Equitable (and not the Fund) is responsible for the payment of advisory fees to JPMIM. The management fee for the Fund will not change as a result of appointing JPMIM as the Adviser to the Fund.

Information Regarding AXA Equitable

AXA Equitable was established in the State of New York in 1859 and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable is among the largest life insurance companies in the United States, with approximately three million policy and contractholders as of December 31, 2003. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc. (“AXA Financial”), which is located at the same address. AXA Financial is a diversified financial services organization offering a broad spectrum of financial advisory, insurance and investment management products and services. It is one of the world’s largest asset managers, with total assets under management of approximately $508.3 billion as of December 31, 2003. AXA Financial is a wholly owned subsidiary of AXA, a French holding company for an international group of insurance and related financial services companies.

AXA Equitable is registered as an investment adviser with the SEC. AXA Equitable currently furnishes investment management services to three other registered open-end investment companies, which include money market funds, and furnishes specialized investment advice to other clients, including individuals, pension and profit-sharing plans, trust, charitable organizations, corporations and other business entities. The three money market funds also managed by AXA Equitable and the management fees it receives are as follows:

Name	Size (net assets as of September 30, 2004)	Annual Management Fee Rate (as a percentage of average daily net assets)	Expense Limit (as a percentage of average daily net assets)
AXA Premier Money Market Fund	$10.7 million	0.50%	0.70% for Classes A, Class B, Class C, and Class Y and 0.95% for Class P

EQ/MONY Money Market Portfolio	$193.9 million	0.40% of the first $400 million; 0.35% of the next $400 million; 0.30% of assets in excess of $800 million	0.50% for Class IA and 0.75% for Class IB

EQ/Money Market Portfolio	$1.57 billion	0.350% of the first $750 million; 0.325% of the next $750 million; 0.300% of the next $1 billion; 0.280% of the next $2.5 billion, and 0.270% thereafter	Not applicable

Christopher M. Condron is the Chairman and Chief Executive Officer of AXA Equitable. The current directors of AXA Equitable are: Bruce W. Calvert, Christopher M. Condron, Henri de Castries, Claus-Michael Dill, Joseph L. Dionne, Denis Duverne, Jean-Rene Fourtou, John C. Graves, Donald J. Greene, Mary R. Henderson, James F. Higgins, W. Edwin Jarmain, Christina M. Johnson, Scott D. Miller, Joseph H. Moglia, Peter J. Tobin and Stanley B. Tulin. The principal business address for each of the foregoing persons is 1290 Avenue of the Americas, New York, New York 10104. None of the foregoing persons is currently a director or officer of the Corporation.

Information Regarding JPMIM

JPMIM provides investment management services to corporations, governments, endowments as well as many of the largest corporate retirement plans in the nation and, as of June 30, 2004, had approximately $570 billion in assets under management. JPMIM is a wholly-owned subsidiary of J.P. Morgan Fleming Asset Management Holdings Inc., which is a wholly-owned subsidiary of JPMorgan Chase & Co., a bank holding company. The principal address of each of these companies (other than JPMIM) is 270 Park Avenue, New York, New York 10017. JPMIM is located at 522 Fifth Avenue, New York, New York 10036.

As the Investment Adviser to the Fund, JPMIM anticipates seeking to achieve the Fund’s investment objective of “the highest possible level of current income consistent with preservation of capital and liquidity” by investing in a diversified portfolio of high quality U.S. dollar-denominated money market instruments which, in its judgment, present minimal credit risks. JPMIM seeks to develop an appropriate portfolio by considering the differences in yields among securities of different maturities, market sectors and issuers. The principal risks of investing in the Fund are described in the Prospectus under the heading “Principal Risks.”

The day-to-day portfolio management decisions for the Fund will be made by a team of short-term fixed income investment professionals at JPMIM.

The following table provides information regarding other comparable funds for which JPMIM serves as an adviser.

Name	Size (net assets as of September 20, 2004)	Annual Management Fee Rate (as a percentage of average daily net assets)	Expense Limit (as a percentage of average daily net assets)
JPMorgan U.S. Government Money Market Fund	$20.58 billion	0.10%	Not applicable

JPMorgan Prime Money Market Fund	$37.48 billion	0.10%	Not applicable

JPMorgan Federal Money Market Fund	$2.54 billion	0.10%	Not applicable

JPMorgan Treasury Plus Money Market Fund	$3.97 billion	0.10%	Not applicable

JPMorgan 100% U.S. Treasury Securities Money Market Fund	$4.60 billion	0.10%	0.09% after waiver for fiscal year ended August 31, 2003

JPMorgan Liquid Assets Money Market Fund	$2.59 billion	0.10%	Not applicable

Activa Money Market Fund	$30.5 million	0.10%	Not applicable

Preferred Money Market Fund	$216.8 million	0.10%	Not applicable

Evelyn E. Guernsey is the President and Principal Executive Officer of JPMIM. The current directors of JPMIM are: Evelyn E. Guernsey, George C.W. Gatch, Lawrence M. Unrein and Mark Barry Ewart White. The principal business address for each of the foregoing persons is 522 Fifth Avenue, New York, New York 10036. None of the foregoing persons is currently a director or officer of the Corporation.

Evaluation by the Board of the Interim Management Agreement

At the meeting on September 14-15, 2004, the Board formally considered and approved the recommended changes and the related management agreement. In considering the Interim Management Agreement, the Board reviewed and analyzed the factors it deemed relevant, including: (1) the nature, quality, and extent of the services to be provided to the Fund by AXA Equitable in relation to the fees proposed to be paid; (2) the investment performance of similar funds managed by AXA Equitable; (3) the anticipated profitability of AXA Equitable under the new management arrangement, including an analysis of AXA Equitable’s cost of providing services; (4) the extent to which economies of scale are shared with the shareholders of the Fund; (5) comparative expense ratios and fees for other comparable investment companies; and (6) “fall-out” benefits (i.e., ancillary benefits realized by AXA Equitable or its affiliates from AXA Equitable’s relationship with the Corporation) realized by AXA Equitable.

On the basis of the information provided to it and its evaluation of that information, the Board, including a majority of the Independent Directors, concluded that the Interim Management Agreement is fair and in the best interests of Fund shareholders. In reaching this conclusion, the Board noted: (1) that the Fund is likely to benefit from the nature and quality of the services expected to be provided by AXA Equitable, as well as its ability to render such services based on its experience, operations and resources; (2) that the fee and expense information for the Fund compared reasonably to similar mutual funds and that the level and method of computing the Fund’s management fee, as well as the anticipated profitability of the Fund to AXA Equitable, was reasonable in light of the extent and quality of the services expected to be provided by AXA Equitable; (3) that the compensation to be received under the Interim Management Agreement is not greater than the compensation that would have been received under the Former Management Agreement; and (4) that the performance record of similar funds managed by AXA Equitable compared reasonably to the Fund and an appropriate index. After full consideration of these and other factors, the Board, including a majority of the Independent Directors, approved the Interim Management Agreement.

Evaluation by the Board of the Investment Advisory Agreement

In approving the Investment Advisory Agreement between AXA Equitable and JPMIM, the Board of Directors reviewed and evaluated information furnished by the Investment Manager and JPMIM. The Board of Directors also discussed and reviewed the terms of the proposed Investment Advisory Agreement. In addition, the Board of Directors reviewed and evaluated certain factors, including: (i) the nature, quality and extent of the services expected to be rendered by JPMIM; (ii) JPMIM’s investment approach; (iii) the structure of JPMIM and its ability to provide services to the Fund, based on its financial condition as well as the credentials, reputation, background and investment experience of its personnel; (iv) JPMIM’s investment, security selection and research process and its historical performance records relative to a peer group and to other benchmarks; (v) a comparison of JPMIM’s advisory fee with those of other potential advisers and the reasonableness of such fees in light of the extent and quality of the services to be provided; and (vi) indirect costs and benefits of JPMIM serving as an Adviser to the Fund. Based on its consideration and review of the foregoing information, the Board of Directors determined that the Fund is likely to benefit from the nature and quality of the services expected to be provided by JPMIM, as well as their ability to render such services based on their experience, reputation and resources. The Board of Directors also determined that JPMIM’s historical performance record compared favorably to its peer group and benchmark. The Board of Directors further determined that JPMIM’s advisory fee was reasonable in light of the extent and quality of the services expected to be provided and that the Investment Advisory Agreement between the Investment Manager and JPMIM with respect to the Fund was in the best interests of the Fund and its shareholders. After full consideration of these and other factors, the Board, including a majority of the Independent Directors, approved the Investment Advisory Agreement

* * * * *

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Corporation’s Board of Directors, the Fund may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Investment Manager or Advisers. For the fiscal year ended December 31, 2003, the Fund did not pay any such brokerage commissions.

Control Persons and Principal Holders

As a “series” type of mutual fund, the Corporation issues separate series of shares of beneficial interest with respect to each portfolio. As of November 10, 2004, the Directors and Officers of the Corporation owned shares entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of the Fund.

Appendix A hereto sets forth the shareholders of record as shown on the Fund’s records, as of November 10, 2004, holding five percent or more of the outstanding shares of the Fund.

Appendix A

Shareholder	Shares Owned	Percent of Ownership
National Financial Services Corp FBO Our Customers 200 Liberty Street New York, NY 10281-1003	267,148,770 (Class A)	79.67% (Class A)

Texas Tomorrow Constitutional Trust Andrew Ruth Dir of Special Programs Texas Comptroller of Public Accounts 111 E17th St Austin, TX 78711-1440	5,062,177 (Class Y)	61.80% (Class Y)

RSGroup Trust Co. Trustee FBO Non-qualified Plans Utd 6/26/2001 317 Madison Avenue New York, NY 10017-5201	1,844,333 (Class Y)	22.52% (Class Y)

Douglas B. Diamond & Alice T. Diamond Trustees UA Dtd 5/12/1995 Diamond Living Trust 3389 Strandway San Diego, CA 92109-7624	500,000 (Class Y)	6.10% (Class Y)